Exhibit 99.1

Oct. 27, 2004	CONTACTS:	Investor Relations - Brenda J. Peters
	Phone:	713/759-3954
	Toll Free:	800/659-0059

Media Relations - Kathleen A. Sauvé
	Phone:	713/759-3635
	24-Hour:	704/382-8333

TEPPCO PARTNERS, L.P. REPORTS THIRD QUARTER 2004 RESULTS

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today reported net income for third quarter 2004 of $25.9 million, or $0.29 per unit, compared with net income of $30.5 million, or $0.36 per unit for third quarter 2003. Net income for the nine months ended Sept. 30, 2004, was $104.1 million, or $1.18 per unit, compared with $98.4 million, or $1.21 per unit for the nine months ended Sept. 30, 2003. The three month and nine month periods ended Sept. 30, 2004, include a non-cash asset impairment charge of $4.4 million.

The weighted-average number of Limited Partner units outstanding for third quarter and nine months ended Sept. 30, 2004, was 63 million for both periods, compared with 60.5 million and 58.7 million Limited Partner and Class B Units, respectively, for the corresponding 2003 periods. The weighted-average number of Limited Partner units outstanding reflects 5.3 million units issued during third quarter 2003.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $78.9 million for third quarter 2004, compared with $78.6 million in third quarter 2003. EBITDA was $257.9 million for the nine months ended Sept. 30, 2004, compared with $250.6 million in the prior year period.

- more -

“TEPPCO’s volumes and revenues were essentially in line with our expectations in each of our business segments during the third quarter. However, our overall results were impacted by an impairment charge for our marine terminal at Beaumont, Texas, and several operating, general and administrative cost variances,” said Barry R. Pearl, president and chief executive officer of the general partner of TEPPCO.

“We do not believe that our third quarter results are indicative of the ongoing performance of the Partnership. We anticipate improved fourth quarter results as we expect to benefit from our expanded propane capacity serving Northeast markets, increased gas gathering volumes at Jonah and continued solid performance of our upstream segment,” said Pearl.

“Our current forecast for the full year 2004 calls for EBITDA to be in the range of $340 million to $360 million and earnings between $1.50 per unit and $1.73 per unit,” added Pearl.

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream Segment

The upstream segment includes crude oil transportation, storage, gathering and marketing activities; and distribution of lubrication oils and specialty chemicals.

Operating income for the upstream segment was $4.8 million for third quarter 2004, compared with $5.9 million for third quarter 2003. The decrease in operating income was primarily due to increased pipeline integrity management costs and depreciation expense resulting from the Genesis assets acquired in November 2003, partially offset by increased transportation margins primarily due to the Genesis assets and additional connections made on our South Texas system in 2004.

2

For the nine months ended Sept. 30, 2004, upstream operating income was $23.3 million, compared with $21.2 million for the corresponding 2003 period, which included a $3.9 million gain on the sale of assets. Increased crude oil transportation margins primarily from the Genesis assets, favorable settlement of past crude oil imbalances and increased terminal services activity at Cushing, Okla., were partially offset by increased pipeline integrity costs, power costs, labor costs and depreciation expense resulting primarily from the Genesis acquisition.

Equity earnings from the investment in Seaway Crude Pipeline were $5.9 million in third quarter 2004, compared with $7.2 million for third quarter 2003. The decrease resulted from increased operating, general and administrative expenses and lower gains on crude oil inventory sales, partially offset by increased volumes in the 2004 period. For the nine months ended Sept. 30, 2004, equity earnings from Seaway were $25 million, compared with $20.4 million for the corresponding 2003 period. The year-to-date increase in 2004 was primarily due to increased long-haul volumes and gains on inventory sales. Long-haul volumes on Seaway averaged 263,000 barrels per day in third quarter 2004, compared with 247,000 barrels per day for third quarter 2003, and 257,000 barrels per day for the nine months ended Sept. 30, 2004, compared with 201,000 barrels per day for the corresponding 2003 period.

Midstream Segment

The midstream segment includes natural gas gathering services, and storage, transportation and fractionation of natural gas liquids (NGLs).

Operating income for the midstream segment was $19.5 million for third quarter 2004, compared with $21.8 million for third quarter 2003. The decrease was primarily due to lower gathering volumes and revenues on Val Verde, accelerated maintenance expenditures at Val Verde to accommodate expected incremental volumes from an

3

adjacent gathering system, increased power costs on the Chaparral system and increased depreciation expense on Jonah as a result of assets placed in service in 2003, increased labor and benefits expense, increased accruals for gas imbalance settlements and consulting services related to compliance with the Sarbanes-Oxley Act of 2002. Midstream results were positively impacted by increased natural gas gathering volumes, gas processing fees and condensate sales on the Jonah system attributable to an expansion completed in fourth quarter 2003.

For the nine months ended Sept. 30, 2004, operating income was $57 million, compared with $59.9 million for the corresponding 2003 period. The decrease in operating income was primarily due to lower gathering volumes and revenues on Val Verde, increased accruals for gas imbalance settlements, increased pipeline maintenance and repair costs, increased depreciation expense on Jonah as a result of assets placed in service in 2003, increased general and administrative and labor expenses, increased power costs on Chaparral and consulting and contract services related to compliance with the Sarbanes-Oxley Act of 2002. These increases were partially offset by increased gathering, gas processing and condensate sales revenues on the Jonah system as noted above, decreased amortization expense on Jonah as a result of an extension in the expected amortization period in 2003 and decreased amortization expense on Val Verde as a result of lower gathering volumes.

Downstream Segment

The downstream segment includes the transportation and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals.

Downstream operating income was $12.8 million for third quarter 2004, compared with $17.6 million for third quarter 2003. The decrease resulted primarily from higher depreciation expense attributable to the asset impairment charge related to our

4

Beaumont marine terminal. During third quarter 2004, we completed an evaluation of the marine terminal, which indicated that the docks and other assets at the facility needed extensive work to continue to be commercially operational. As a result, we performed an impairment test on the entire marine facility and recorded a $4.4 million non-cash impairment charge.

In addition, third quarter downstream earnings were impacted by increased depreciation expense related to new assets placed in service, decreased LPG revenues due to lower long-haul propane deliveries resulting from downtime at certain terminals, caused by pipeline integrity and expansion projects, and high propane prices which caused consumers to delay winter inventory purchases, increased pipeline integrity, power and labor costs and costs associated with compliance with the Sarbanes-Oxley Act of 2002. These were partially offset by the recognition of $4.1 million of deferred revenue related to the expiration of two customer transportation agreements, increased refined products revenue, primarily due to higher average tariffs, and increased terminal revenues.

For the nine months ended Sept. 30, 2004, operating income was $53.1 million, compared with $63.5 million for the corresponding 2003 period. The decrease in operating income was largely due to increased operating expenses, primarily pipeline integrity costs, increased depreciation expense from the asset impairment noted above and from new assets placed in service during the period, decreased LPG revenues, primarily from lower long-haul propane deliveries resulting from warm winter weather and the third quarter factors outlined above, increases in rental expense as a result of higher throughput, and consulting and contract services related to compliance with the Sarbanes-Oxley Act of 2002. These were partially offset by increased refined products transportation volumes, $4.1 million of deferred revenue recognized in third quarter 2004 as noted above, increased terminal and inventory management services income and gains on product inventory sales.

5

The equity loss from unconsolidated investments totaled $0.3 million for third quarter 2004, compared with an equity loss of $1.4 million for third quarter 2003. For the nine months ended Sept. 30, 2004, the equity loss from unconsolidated investments totaled $2.1 million, compared with an equity loss of $2.6 million for the corresponding 2003 period.

Equity earnings from Mont Belvieu Storage Partners, L.P. totaled $1.5 million and $1.6 million during third quarter 2004 and 2003, respectively. Equity earnings from Mont Belvieu Storage Partners totaled $5.9 million and $5.4 million during the nine months ended Sept. 30, 2004 and 2003, respectively. The increased equity earnings in the first nine months of 2004 resulted primarily from increased storage revenues due to the acquisition of storage assets in April 2004.

Equity losses from Centennial Pipeline totaled $1.8 million and $3 million during third quarter 2004 and 2003, respectively, and $8 million during both nine month periods ended Sept. 30, 2004 and 2003. Included in the equity loss for the quarter and nine month periods ended Sept. 30, 2004, is $1.7 million of equity income relating to the settlement of certain transmix valuation matters recognized in previous periods.

INTEREST EXPENSE

Third quarter 2004 interest expense – net was $17.1 million, including capitalized interest of $1.4 million. Interest expense – net was $20.5 million for third quarter 2003, including capitalized interest of $1.8 million. For the nine months ended Sept. 30, 2004, interest expense – net was $53.2 million, including capitalized interest of $3.8 million. Interest expense – net was $64.4 million for the nine months ended Sept. 30, 2003, including capitalized interest of $3.4 million. The decrease in interest expense in the

6

third quarter and in the first nine months of 2004 was primarily due to a lower percentage of fixed rate debt, which carried a higher rate of interest than the current floating interest rates.

NON-GAAP FINANCIAL MEASURES

The Financial Highlights table accompanying this earnings release and other disclosures herein include references to EBITDA, which may be viewed as a non-GAAP (Generally Accepted Accounting Principles) measure under the rules of the Securities and Exchange Commission (SEC). We define EBITDA as net income plus interest expense – net, depreciation and amortization, and a pro rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included EBITDA as a supplemental disclosure because we believe EBITDA is used by our investors as a supplemental financial measure in the evaluation of our business. A reconciliation of EBITDA to net income is provided in the Financial Highlights table.

We believe EBITDA provides useful information regarding the performance of our assets without regard to financing methods, capital structures or historical costs basis. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance or as a measure of liquidity, including as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of other entities because other entities may not calculate EBITDA in the same manner as we do.

Information in the accompanying Operating Data table includes margin of the upstream segment, which may be viewed as a non-GAAP financial measure under the rules of the SEC. Margin is calculated as revenues generated from the sale of crude oil and

7

lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil and lubrication oil. We believe margin is a more meaningful measure of financial performance than operating revenues and operating expenses due to the significant fluctuations in revenues and expenses caused by variations in the level of marketing activity and prices for products marketed. A reconciliation of margin to operating revenues and operating expenses is provided in the Operating Data table accompanying this earnings release.

TEPPCO will host a conference call related to earnings performance at 8 a.m. CT on Thursday, Oct. 28, 2004. Interested parties may listen live over the Internet or via telephone by dialing 800/659-1025, confirmation code 26314797. Please call in five to 10 minutes prior to the scheduled start time.

An audio replay of the conference call will also be available for seven days by dialing 800/252-6030, confirmation code 26314797. A replay and transcript will also be available by accessing the company’s Web site at www.teppco.com.

TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC, and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

8

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

###

9

TEPPCO Partners, L. P.

FINANCIAL HIGHLIGHTS

(Unaudited - In Millions, Except Per Unit Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating Revenues:
Sales of petroleum products	$1,360.0	$946.4	$3,774.9	$2,849.6
Transportation - Refined Products	43.4	38.0	113.3	102.7
Transportation - LPGs	16.1	18.5	58.6	62.7
Transportation - Crude oil	9.3	6.8	28.2	20.8
Transportation - NGLs	10.4	10.0	31.0	29.3
Gathering - Natural Gas	35.5	34.1	104.4	100.6
Other	15.3	13.1	52.2	41.2
Total Operating Revenues	1,490.0	1,066.9	4,162.6	3,206.9

Costs and Expenses:
Purchases of petroleum products	1,345.7	932.5	3,730.3	2,807.7
Operating expenses - general and administrative	65.1	56.1	181.1	154.5
Operating fuel and power	12.7	10.4	34.4	30.6
Depreciation and amortization	30.3	22.6	84.5	73.4
Gains on sales of assets	(0.9)	—	(1.1)	(3.9)
Total Costs and Expenses	1,452.9	1,021.6	4,029.2	3,062.3
Operating Income	37.1	45.3	133.4	144.6

Interest expense - net	(17.1)	(20.5)	(53.2)	(64.4)
Equity earnings (1)	5.6	5.8	22.9	17.8
Other income - net	0.3	(0.1)	1.0	0.4
Net Income	$25.9	$30.5	$104.1	$98.4

Net Income Allocation:
Limited Partner Unitholders	$18.4	$21.6	$74.1	$69.4
General Partner	7.5	8.9	30.0	27.2
Class B Unitholder (2)	—	—	—	1.8
Total Net Income Allocated	$25.9	$30.5	$104.1	$98.4

Basic Net Income
Per Limited Partner and Class B Unit	$0.29	$0.36	$1.18	$1.21

Weighted Average Number of Limited Partner and Class B Units	63.0	60.5	63.0	58.7

(1)	EBITDA
	Net Income	$25.9	$30.5	$104.1	$98.4
	Interest expense - net	17.1	20.5	53.2	64.4
	Depreciation and amortization (D&A)	30.3	22.6	84.5	73.4
	TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	5.6	5.0	16.1	14.4
	Total EBITDA	$78.9	$78.6	$257.9	$250.6

(2)	Class B Units were repurchased and retired on April 8, 2003.

TEPPCO Partners, L.P.

BUSINESS SEGMENT DATA

(Unaudited - In Millions)

Three Months Ended September 30, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$68.5	$51.7	$1,370.1	$(0.3)	$1,490.0
Purchases of petroleum products	—	1.4	1,344.6	(0.3)	1,345.7
Operating expenses	43.4	16.6	17.8	—	77.8
Depreciation and amortization (D&A)	12.8	14.2	3.3	—	30.3
Gains on sales of assets	(0.5)	—	(0.4)	—	(0.9)

Operating Income	12.8	19.5	4.8	—	37.1

Equity (loss) earnings	(0.3)	—	5.9	—	5.6
Other - net	0.2	—	0.1	—	0.3
Income before interest	$12.7	$19.5	$10.8	$—	$43.0

Depreciation and amortization	12.8	14.2	3.3	—	30.3
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	3.9	—	1.7	—	5.6

Total EBITDA	$29.4	$33.7	$15.8	$—	$78.9

Depreciation and amortization					(30.3)
Interest expense - net					(17.1)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.6)

Net Income					$25.9

Three Months Ended September 30, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$65.1	$46.0	$956.0	$(0.2)	$1,066.9
Purchases of petroleum products	—	—	932.7	(0.2)	932.5
Operating expenses	40.3	11.4	14.8	—	66.5
Depreciation and amortization	7.2	12.8	2.6	—	22.6

Operating Income	17.6	21.8	5.9	—	45.3

Equity (loss) earnings	(1.4)	—	7.2	—	5.8
Other - net	0.1	0.1	(0.2)	(0.1)	(0.1)

Income before interest	$16.3	$21.9	$12.9	$(0.1)	$51.0

Depreciation and amortization	7.2	12.8	2.6	—	22.6
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	3.4	—	1.6	—	5.0

Total EBITDA	$26.9	$34.7	$17.1	$(0.1)	$78.6

Depreciation and amortization					(22.6)
Interest expense - net					(20.5)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.0)

Net Income					$30.5

TEPPCO Partners, L.P.

BUSINESS SEGMENT DATA

(Unaudited - In Millions)

Nine Months Ended September 30, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$205.7	$151.9	$3,807.4	$(2.4)	$4,162.6
Purchases of petroleum products	—	4.4	3,728.3	(2.4)	3,730.3
Operating expenses	122.1	46.5	46.9	—	215.5
Depreciation and amortization (D&A)	31.1	44.0	9.4	—	84.5
Gains on sales of assets	(0.6)	—	(0.5)	—	(1.1)

Operating Income	53.1	57.0	23.3	—	133.4

Equity (loss) earnings	(2.1)	—	25.0	—	22.9
Other - net	0.7	0.1	0.2	—	1.0

Income before interest	$51.7	$57.1	$48.5	$—	$157.3

Depreciation and amortization	31.1	44.0	9.4	—	84.5
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	11.2	—	4.9	—	16.1

Total EBITDA	$94.0	$101.1	$62.8	$—	$257.9

Depreciation and amortization					(84.5)
Interest expense - net					(53.2)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(16.1)

Net Income					$104.1

Nine Months Ended September 30, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$193.0	$137.4	$2,878.1	$(1.6)	$3,206.9
Purchases of petroleum products	—	—	2,809.3	(1.6)	2,807.7
Operating expenses	108.2	33.6	43.3	—	185.1
Depreciation and amortization	21.3	43.9	8.2	—	73.4
Gain on sale of assets	—	—	(3.9)	—	(3.9)

Operating Income	63.5	59.9	21.2	—	144.6

Equity (loss) earnings	(2.6)	—	20.4	—	17.8
Other - net	0.1	0.2	0.2	(0.1)	0.4

Income before interest	$61.0	$60.1	$41.8	$(0.1)	$162.8

Depreciation and amortization	21.3	43.9	8.2	—	73.4
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	9.5	—	4.9	—	14.4

Total EBITDA	$91.8	$104.0	$54.9	$(0.1)	$250.6

Depreciation and amortization					(73.4)
Interest expense - net					(64.4)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(14.4)

Net Income					$98.4

TEPPCO Partners, L. P.

Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Nine Months Ended September 30,
	2004	2003
Cash Flows from Operating Activities
Net income	$104.1	$98.4
Gains on sales of assets	(1.0)	(3.9)
Depreciation, working capital and other	69.9	82.2

Net Cash Provided by Operating Activities	173.0	176.7

Cash Flows from Investing Activities:
Proceeds from sale of assets	1.2	8.5
Acquisition of additional interest in Centennial Pipeline LLC	—	(20.0)
Acquisition of assets	(3.4)	(5.5)
Investments in Centennial Pipeline LLC	(1.5)	(3.0)
Investments in Mont Belvieu Storage Partners, L.P.	(19.4)	(0.2)
Capital expenditures, net (1)	(110.9)	(103.9)

Net Cash Used in Investing Activities	(134.0)	(124.1)

Cash Flows from Financing Activities:
Issuance of Senior Notes	—	198.6
Proceeds from revolving credit facility	256.3	382.0
Debt issuance costs	—	(3.1)
Payments on revolving credit facility	(140.8)	(589.0)
Issuance of Limited Partner Units, net	—	287.5
Repurchase and retirement of Class B Units	—	(113.8)
Distributions paid	(174.4)	(145.4)

Net Cash Provided by (Used) in Financing Activities	(58.9)	16.8

Net Increase (Decrease) in Cash and Cash Equivalents	(19.9)	69.4
Cash and Cash Equivalents — beginning of period	29.5	31.0

Cash and Cash Equivalents — end of period	$9.6	$100.4

Supplemental Information:
Non-cash investing activities:
Net assets transferred to Mont Belvieu Storage Partners, LP	$—	$61.0
Interest paid (net of capitalized interest)	$75.5	$76.5

(1)           Includes capital expenditures for maintaining existing operations of $28.2 million in 2004, and $19.1 million in 2003.

TEPPCO Partners, L. P.

Condensed Balance Sheets (Unaudited)

(In Millions)

	September 30, 2004	December 31, 2003

Assets
Current assets
Cash and cash equivalents	$9.6	$29.5
Other	594.3	423.3

Total current assets	603.9	452.8

Property, plant and equipment - net	1,669.0	1,619.2
Intangible assets (1)	414.5	438.6
Equity investments	375.2	365.3
Other assets	70.4	65.1

Total assets	$3,133.0	$2,941.0

Liabilities and Partners’ Capital

Total current liabilities	$621.1	$475.6

Senior Notes (2)	1,128.6	1,129.7
Other long-term debt	325.5	210.0
Other non-current liabilities	16.0	16.4
Partners’ capital
Accumulated other comprehensive income	—	(2.9)
General partner’s interest (3)	(27.1)	(7.2)
Limited partners’ interests	1,068.9	1,119.4

Total partners’ capital	1,041.8	1,109.3

Total liabilities and partners’ capital	$3,133.0	$2,941.0

(1)           Includes the value of long-term service agreements between TEPPCO and its customers.

(2)           Includes $41.5 million and $42.9 million at Sept. 30, 2004 and Dec. 31, 2003, respectively related to fair value hedges.

(3)           Amount does not represent a commitment by the General Partner to make a contribution to TEPPCO.

TEPPCO Partners, L. P.

OPERATING DATA

(Unaudited - In Millions, Except as Noted)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Downstream Segment:
Barrels Delivered
Refined Products	41.7	42.5	116.2	115.0
LPGs	9.1	9.1	31.1	29.6

Total	50.8	51.6	147.3	144.6

Average Tariff Per Barrel
Refined Products	$1.04	$0.89	$0.98	$0.89
LPGs	1.76	2.02	1.88	2.11

Average System Tariff Per Barrel	$1.17	$1.09	$1.17	$1.14

Upstream Segment (1):
Margins:
Crude oil transportation	$14.5	$11.2	$40.9	$33.3
Crude oil marketing	4.3	5.7	16.9	17.0
Crude oil terminaling	2.4	2.3	7.4	6.8
LSI	1.7	1.3	4.7	4.0
Total Margin	$22.9	$20.5	$69.9	$61.1

Reconciliation of Margin to Operating
Revenue and Operating Expenses:

Sales of petroleum products	$1,358.2	$946.4	$3,770.0	$2,849.6
Transportation - Crude oil	9.3	6.8	28.2	20.8
Purchases of petroleum products	(1,344.6)	(932.7)	(3,728.3)	(2,809.3)
Total Margin	$22.9	$20.5	$69.9	$61.1

Total barrels
Crude oil transportation	25.1	22.1	75.9	70.7
Crude oil marketing	43.3	43.7	131.2	118.3
Crude oil terminaling	28.9	28.0	89.8	83.6

Lubrication oil volume (total gallons):	3.3	2.4	9.8	7.6

Margin per barrel:
Crude oil transportation	$0.577	$0.506	$0.538	$0.471
Crude oil marketing	0.100	0.131	0.129	0.143
Crude oil terminaling	0.084	0.082	0.082	0.082

Lubrication oil margin (per gallon):	$0.495	$0.545	$0.476	$0.530

Midstream Segment (1):
Gathering - Natural Gas - Jonah
Bcf	90.0	75.8	257.4	220.6
Btu (in trillions)	99.5	84.2	284.9	244.6

Average fee per MMBtu	$0.191	$0.193	$0.195	$0.192

Gathering - Natural Gas - Val Verde
Bcf	36.7	39.3	108.2	120.9
Btu (in trillions)	31.3	33.0	91.5	101.7

Average fee per MMBtu	$0.527	$0.540	$0.533	$0.528

Transportation - NGLs
Total barrels	15.1	14.9	45.2	43.2
Margin per barrel	$0.692	$0.670	$0.686	$0.680

Fractionation - NGLs
Total barrels	1.0	1.0	3.1	3.0
Margin per barrel	$1.866	$1.873	$1.802	$1.815

Sales - Condensate
Total barrels (thousands)	7.3	6.0	67.0	52.0
Margin per barrel	$43.54	$23.89	$35.58	$30.22

(1)           Certain 2003 amounts have been reclassified to conform to current 2004 presentation.

TEPPCO Partners, L.P.

Earnings Estimate 2004

Net Income	$133 million - $153 million

Basic Net Income Per Limited Partner Unit	$1.50 - $1.73

Interest Expense, net	$71 million

Depreciation and Amortization Expense (D&A)	$114 million

TEPPCO’s Pro-rata Percentage of Joint Venture Interest Expense and D&A	$22 million

EBITDA	$340 million - $360 million